EXHIBIT 99.2

Press Release

FIRST OAK BROOK BANCSHARES, INC.

1400 Sixteenth Street, Oak Brook, IL 60523     800-536-3000     www.firstoakbrook.com

News Release

Date of Release: For further information, contact:	March 7, 2005 Rosemarie Bouman Chief Financial Officer Oak Brook Bank (630) 571-1050 ext. 258 or E-mail at rbouman@obb.com

FIRST OAK BROOK BANCSHARES INC. ANNOUNCES CEO SUCCESSION

OAK BROOK, IL, March 7, 2005— First Oak Brook Bancshares, Inc. (NASDAQ:FOBB) The Board of Directors of First Oak Brook Bancshares, Inc. today announced that Richard M. Rieser, Jr., the Company’s President, will assume the additional position of Chief Executive Officer effective at the Company’s Annual Meeting set for May 10, 2005, succeeding Eugene P. Heytow who will retire on that date.

Richard M. Rieser, Jr., 61, has served as the Company’s President since the Company was formed in 1983 and, in addition, as Chairman and Chief Executive Officer of the Oak Brook Bank since 1997, a position he will continue to fill.

Eugene P. Heytow, 70, has been the Company’s Chief Executive Officer since the Company was formed in 1983. Mr. Heytow will continue to serve the Company as the non-executive Chairman of the Board. In addition, Mr. Heytow will continue as a Director of Oak Brook Bank, and will serve as a consultant through December 31, 2006.

A spokesman for the Board said, “Based upon his significant contributions to the Company’s successes to date, the Board is confident that no one is better qualified than Rick to lead First Oak Brook going forward. Gene and Rick have worked long and closely, both together and with the Board, ensuring that the succession will be smooth and seamless. The Board thanks Gene for his leadership and the success that the Company has enjoyed during his tenure and is pleased to have the benefit of his continuing efforts as Chairman of the Board.”

Mr. Rieser holds an undergraduate degree from Brown University and a law degree from the University of Chicago. He has been active in a number of educational and civic organizations, including eight years service as Village President of Northfield, Illinois.

With assets of approximately $2.1 billion, First Oak Brook is the 11th largest independent bank holding company headquartered in Illinois. Oak Brook Bank now operates 17 offices throughout metropolitan Chicago, 15 of which are in the western suburbs. The Bank previously announced its 18th office in Darien, Illinois is expected to open this month. Three additional branches are planned for Wheaton, Homer Glen, and Glencoe, Illinois. The Company is traded on the NASDAQ Stock Market under the ticker symbol FOBB.